UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

PERSHING GOLD CORPORATION.
(Exact name of registrant as specified in its charter)

Nevada	20-0657736
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1658 Cole Boulevard Building 6- Suite 210 Lakewood, CO 80401 (Address of principal executive offices, including Zip Code) Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered: None	Name of each exchange on which each class is to be registered: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☐	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☒

Securities Act registration statement file number to which this form relates (If applicable): N/A

Securities to be registered pursuant to Section 12(g) of the Act:
Common Stock, $0.0001 per share
(Title of Class)

Item 1. Description of Registrant's Securities to be Registered.

Common Stock

This registration statement relates to the common stock, par value $0.0001 per share (the “Common Stock”), of Pershing Gold Corporation (the “Registrant”). The holders of Common Stock are entitled to one vote per share. In addition, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Registrant’s Board of Directors out of legally available funds; however, the current policy of the Registrant’s Board of Directors is to retain earnings, if any, for operations and growth. Upon liquidation, dissolution or winding-up, the holders of Common Stock will be entitled to share ratably in all assets that are legally available for distribution. The holders of Common Stock will have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any series of preferred stock, which may be designated solely by action of the Registrant’s Board of Directors.

Item 2. Exhibits.

Exhibit No.	Description
3.1	Amended and Restated Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2010)
3.2	Certificate of Amendment of Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on May 19, 2011)
3.3
Certificate of Amendment of Articles of Incorporation (Incorporated by reference to Exhibit 3.1 to the Current Report on Form 8-K, filed with the Securities and Exchange Commission on February 28, 2012)

3.4	Amended and Restated Bylaws (Incorporated by reference to Exhibit 3.2 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on October 4, 2010)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

PERSHING GOLD CORPORATION

Date: May 16, 2012	By:	/s/ Stephen Alfers
Stephen Alfers
President and Chief Executive Officer